  Exhibit 99.1
Grandparents.com Announces Restructuring for U.S. Operations

- Company Continues to Operate Business as Usual
- Secures DIP Financing

NEW YORK, NY / ACCESSWIRE / April 14, 2017 / Grandparents.com, Inc. (OTC PINK: GPCM) today announced that it has filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code in the Southern District of Florida (Miami Division) (the "Bankruptcy Court"). As a result of the restructuring, the Company expects to be acquired by its secured lender and emerge as a financially stronger company with a sustainable capital structure.

Importantly, as a part of the restructuring, the Company secured from its bank group a debtor-in-possession (DIP) loan to provide the Company with the necessary operating funds during the restructuring process.

"We have been working diligently with our senior lender to arrange for a timely restructuring of Grandparents.com. Through the reorganization process, we will continue to operate business as usual. We firmly believe that the reorganization actions announced today will allow Grandparents.com to become a financially stable company with a solid foundation necessary to continue the pursuit of our strategic initiatives," said Joshua Rizack, from The Rising Group Consulting, Inc., the Company's Chief Restructuring Officer.

While the Company is in Chapter 11, investments in its securities will be highly speculative. Investors should assume that shares of the Company's common stock have little or no value and will likely be cancelled upon confirmation of the Company's Chapter 11 plan of reorganization or liquidation. The Company expects to file its Annual Report on Form 10-K for the year ended December 31, 2016 on Monday, April 17, 2017, and thereafter will file under cover of Form 8-K the Monthly Operating Reports it files with the Bankruptcy Court. The Company also expects its common stock will continue trading on the OTC Pink Sheets under the symbol GPCM.

The outcome of the Chapter 11 case is uncertain and subject to substantial risk. There can be no assurance that the Company will be successful in achieving its financial restructuring.

About Grandparents.com, Inc.

Grandparents.com, Inc. is a digital media company that focuses on services for America's 70 million grandparents and their families, by providing information on topics that matter the most to this demographic - health, money, family, travel, and more. Grandparents.com is a leading resource for people 50+. Learn more at www.grandparents.com.

Forward-Looking Statements

Any statements in this press release that are not historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Readers are advised that such forward-looking statements are subject to risks and uncertainties that could significantly affect actual results from those expressed in any such statements. Readers are directed to Grandparents.com, Inc.'s most recently filed Annual Report on Form 10-K, as well as its other filings from time to time with the Securities and Exchange Commission, for a discussion of such risks and uncertainties. Such risks and uncertainties include, among other things, our ability to reach an agreement with respect to any restructuring,our ability to meet our liquidity needs, the impact of the Chapter 11 Filings on our financial results, whether we will be able to obtain confirmation of a Chapter 11 plan of liquidation, whether we will be able to exit bankruptcy, and whether our cases will be converted to Chapter 7 cases. Statements included in this press release are based upon information known to the Company as of the date of this press release, and the Company assumes no obligation to update or revise the forward-looking statements contained in this press release, except as otherwise required by applicable federal securities laws.

Company Contact:

646-839-8800

SOURCE: Grandparents.com, Inc.